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                                  EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the Incorporation by reference in the registration statements of Kollmorgen Corporation on Form S-8 (File Nos. 333-21379, 333-21409, and 333-41585) and on Form S-3 (File No. 333-34707) of our report, dated January 24, 1998, except as to the information presented in Note 19 relating to the Tender Offer termination for which the date is February 2, 1998, on our audits of the consolidated financial statements of Kollmorgen Corporation, as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.



                                            COOPERS & LYBRAND L.L.P.

                                            /s/  Coopers & Lybrand L.L.P.



Boston, Massachusetts
March 28, 1997